Exhibit 99.1

News Release

LOCKHEED MARTIN REPORTS SECOND QUARTER 2014 RESULTS

•	Net sales decreased 1% to $11.3 billion
•	Net earnings increased 3% to $889 million
•	Earnings per diluted share increased 5% to $2.76
•	Generated cash from operations of $977 million
•	Increases outlook for operating profit, earnings per share and cash from operations

BETHESDA, Md., July 22, 2014 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2014 net sales of $11.3 billion, compared to $11.4 billion in the second quarter of 2013. Net earnings in the second quarter of 2014 were $889 million, or $2.76 per diluted share, compared to $859 million, or $2.64 per diluted share, in the second quarter of 2013. Cash from operations in the second quarter of 2014 was $977 million, compared to cash from operations of $623 million in the second quarter of 2013.

Second quarter 2014 net earnings included FAS/CAS pension income of $85 million, which increased net earnings by $53 million, or $0.16 per diluted share, compared to FAS/CAS pension expense of $120 million, which reduced net earnings by $74 million, or $0.23 per diluted share, during the second quarter of 2013. Second quarter 2014 financial results were not impacted by amendments to certain of the Corporation’s defined benefit pension plans as discussed later in this news release.

"Based on our solid program execution and operational performance through the first half of the year, we increased our 2014 financial guidance for profit, earnings, and cash flow," said Lockheed Martin Chairman, President and CEO Marillyn Hewson. "Our sound strategy, diverse portfolio and focus on affordability are yielding results and delivering value to our customers and shareholders."

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Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP).

(in millions, except per share data)	Quarters Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$11,306	$11,408	$21,956	$22,478

Business segment operating profit	$1,406	$1,533	$2,835	$2,876
Unallocated, net
FAS/CAS pension income (expense)	85	(120)	171	(241)
Other, net	(65)	(115)	(148)	(218)
Total unallocated, net	20	(235)	23	(459)
Consolidated operating profit	$1,426	$1,298	$2,858	$2,417

Net earnings	$889	$859	$1,822	$1,620

Diluted earnings per share	$2.76	$2.64	$5.63	$4.97

Cash from operations[1]	$977	$623	$3,077	$2,708

[1] The Corporation made contributions to its defined benefit pension trust of $515 million and $750 million during the second quarter of 2014 and 2013, respectively. Additionally, the Corporation made net tax payments of approximately $760 million during the second quarter of 2014 compared to about $680 million during the second quarter of 2013.

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2014 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in tax laws, and restructuring activities (including special items) until such transactions have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section contained in this news release.

(in millions, except per share data)	Current Update	April 2014

Orders	$41,500 – $43,000	$41,500 – $43,000

Net sales	$44,000 – $45,500	$44,000 – $45,500

Business segment operating profit	$5,375 – $5,525	$5,250 – $5,400
FAS/CAS pension income[1]	~445	~345
Other, net	~(345)	~(345)
Consolidated operating profit	$5,475 – $5,625	$5,250 – $5,400

Diluted earnings per share	$10.85 – $11.15	$10.50 – $10.80

Cash from operations	≥ $4,800	≥ $4,700

[1] The Corporation’s updated financial outlook for FAS/CAS pension income reflects an increase of $100 million for the second half of 2014. The increase is due to amendments to freeze certain defined benefit pension plans, partially offset by the incorporation of the new participant longevity assumptions, a reduction in the discount rate from 4.75% to 4.25% and changes in other actuarial assumptions.

Pension Re-measurements

As previously announced in a Form 8-K filed on July 1, 2014 with the U.S. Securities and Exchange Commission (SEC), the Corporation amended certain of its defined benefit pension plans for non-union employees to freeze future retirement benefits and will transition employees to an enhanced defined contribution retirement savings plan. The freeze will take effect in two stages. Beginning on Jan. 1, 2016, the pay-based component of the formula used to determine retirement benefits will be frozen and on Jan. 1, 2020 the service-based component of the formula used to determine retirement benefits will be frozen so that participants will no longer earn further credited service. When the freeze is complete, the majority of the Corporation’s salaried employees will have transitioned to an enhanced defined contribution retirement savings plan.

As a result of these plan amendments, the Corporation was required to re-measure the assets and benefit obligations for the affected defined benefit pension plans in accordance with GAAP in the second quarter of 2014. The Corporation’s re-measurements reflect the use of updated assumptions, including participant

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longevity (also known as mortality) and the discount rate. Recent actuarial studies indicate life expectancies are longer and have the resultant effect of increasing the total expected benefit payments to plan participants. The Corporation also elected to re-measure the assets and benefit obligations of substantially all other defined benefit pension plans in the second quarter of 2014. The assumptions the Corporation makes affect both the calculation of the benefit obligations as of the measurement date and the calculation of net periodic benefit cost in subsequent periods. The re-measurements did not impact the Corporation’s operating results for the second quarter of 2014. The net increase in the defined benefit pension obligations will be amortized into earnings as a component of net periodic benefit cost in future periods combined with reduced service and interest costs beginning in the third quarter of 2014.

Cash Deployment Activities

The Corporation’s cash deployment activities in the second quarters of 2014 and 2013 consisted of the following:

•	making contributions to its pension trust of $515 million during the second quarter of 2014, compared to $750 million during the second quarter of 2013;
•	paying cash dividends of $421 million during the second quarter of 2014, compared to $371 million during the second quarter of 2013;
•	making capital expenditures of $150 million during the second quarter of 2014, compared to $176 million during the second quarter of 2013; and

•	repurchasing 0.8 million shares for $124 million during the second quarter of 2014, compared to 4.5 million shares for $465 million during the second quarter of 2013. The Corporation ceased discretionary share repurchases while it was considering amendments to certain of its defined benefit pension plans. The Corporation’s balanced cash deployment strategy has not changed and, accordingly, the Corporation anticipates resuming discretionary share repurchases in the third quarter of 2014.

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Segment Results

The Corporation operates in five business segments: Aeronautics, Information Systems & Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST), and Space Systems. The Corporation organizes its business segments based on the nature of the products and services offered.

Operating profit for the business segments includes the Corporation’s share of earnings or losses from equity method investees because the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with GAAP (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and goodwill impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit, and operating margins may be impacted by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction of the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margins may also be impacted, favorably or unfavorably, by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, and insurance recoveries. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; and significant asset impairments. Segment operating profit and items such as risk retirements, reductions of profit booking rates, or other matters are presented net of state income taxes.

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The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales
Aeronautics	$3,855	$3,407	$7,241	$6,593
Information Systems & Global Solutions	1,941	2,101	3,851	4,207
Missiles and Fire Control	1,891	2,043	3,758	4,031
Mission Systems and Training	1,771	1,770	3,399	3,600
Space Systems	1,848	2,087	3,707	4,047
Total net sales	$11,306	$11,408	$21,956	$22,478

Operating profit
Aeronautics	$453	$407	$846	$786
Information Systems & Global Solutions	175	194	349	383
Missiles and Fire Control	345	381	703	725
Mission Systems and Training	185	275	435	476
Space Systems	248	276	502	506
Total business segment operating profit	1,406	1,533	2,835	2,876
Unallocated, net
FAS/CAS pension adjustment
FAS pension expense	(314)	(487)	(627)	(974)
Less: CAS cost	399	367	798	733
FAS/CAS pension income (expense)	85	(120)	171	(241)
Severance charges	-	-	-	(30)
Stock-based compensation	(49)	(59)	(97)	(112)
Other, net	(16)	(56)	(51)	(76)
Total unallocated, net	20	(235)	23	(459)
Total consolidated operating profit	$1,426	$1,298	$2,858	$2,417

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other items, represented approximately 31 percent of total segment operating profit in the second quarter of 2014, compared to approximately 38 percent of total segment operating profit in the second quarter of 2013.

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Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$3,855	$3,407	$7,241	$6,593
Operating profit	$453	$407	$846	$786
Operating margins	11.8%	11.9%	11.7%	11.9%

Aeronautics’ net sales for the second quarter of 2014 increased $448 million, or 13 percent, compared to the same period in 2013. The increase was primarily attributable to higher net sales of about $210 million for F-35 production contracts due to increased volume; approximately $85 million for the F-35 development contract due to an adjustment recorded during the second quarter of 2013 to reflect the inception-to-date impact of the downward revision to the profit booking rate that was not repeated in 2014; about $75 million for the C-130 program due to increased aircraft deliveries (six aircraft delivered in the second quarter of 2014 compared to five delivered during the same period in 2013) and aircraft contract mix, partially offset by decreased sustainment activities; approximately $45 million for the C-5 program due to increased aircraft deliveries (two aircraft delivered in the second quarter of 2014 compared to one delivered during the same period in 2013), partially offset by decreased support and spares activities; and approximately $40 million for the F-22 program due to increased risk retirements and volume. Net sales for the F-16 program were comparable as aircraft contract mix was offset by increased sustainment activities.

Aeronautics’ operating profit for the second quarter of 2014 increased $46 million, or 11 percent, compared to the same period in 2013. The increase was primarily attributable to higher operating profit of about $35 million for the F-22 program due to increased risk retirements; approximately $25 million for the C-130 program due primarily to aircraft contract mix; and about $85 million for the F-35 development contract due to the adjustment mentioned above recorded during the second quarter of 2013. The increases were partially offset by lower operating profit of approximately $80 million for the F-16 program due to decreased risk retirements and aircraft contract mix; and about $15 million for various other programs due to lower risk retirements. Operating profit was comparable for F-35 production contracts, as increased volume was offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, for the second quarter of 2014 were comparable to the same period in 2013.

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Information Systems & Global Solutions

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$1,941	$2,101	$3,851	$4,207
Operating profit	$175	$194	$349	$383
Operating margins	9.0%	9.2%	9.1%	9.1%

IS&GS’ net sales for the second quarter of 2014 decreased $160 million, or 8 percent, compared to the same period in 2013. The decrease was primarily attributable to lower net sales of approximately $175 million due to the wind-down or completion of certain programs (primarily command and control programs); and about $150 million due to a decline in volume for various programs, which reflects lower funding levels and programs impacted by in-theater force reductions (such as Persistent Threat Detection System). The decreases were partially offset by higher net sales of about $165 million due to the start-up of new programs, growth in recently awarded programs and integration of recently acquired companies.

IS&GS’ operating profit for the second quarter of 2014 decreased $19 million, or 10 percent, compared to the same period in 2013. The decrease was primarily attributable to the activities mentioned above for sales. Adjustments not related to volume, including net profit booking rate adjustments, for the second quarter of 2014 were comparable to the same period in 2013.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$1,891	$2,043	$3,758	$4,031
Operating profit	$345	$381	$703	$725
Operating margins	18.2%	18.6%	18.7%	18.0%

MFC’s net sales for the second quarter of 2014 decreased $152 million, or 7 percent, compared to the same period in 2013. The decrease was primarily attributable to lower net sales of approximately $125 million for various technical services programs due to lower volume; and approximately $125 million for tactical missiles programs due to fewer deliveries (including High Mobility Artillery Rocket System). These decreases were partially offset by higher net sales of about $55 million for fire control programs (primarily Apache due to increased deliveries and Special Operations Forces Contractor Logistical Support Services due to higher volume); and approximately $25 million for air and missile defense programs (primarily Terminal High-Altitude Area Defense due to higher volume, partially offset by Patriot Advanced Capability-3 due to fewer deliveries).

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MFC’s operating profit for the second quarter of 2014 decreased $36 million, or 9 percent, compared to the same period in 2013. The decrease was primarily attributable to lower operating profit of approximately $35 million for tactical missile programs due to fewer deliveries and net warranty reserve adjustments for various programs (including Joint Air-to-Surface Standoff Missile and Guided Multiple Launch Rocket System). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $35 million lower for the second quarter of 2014 compared to the same period in 2013.

Mission Systems and Training

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$1,771	$1,770	$3,399	$3,600
Operating profit	$185	$275	$435	$476
Operating margins	10.4%	15.5%	12.8%	13.2%

MST’s net sales for the second quarter of 2014 were comparable to the same period in 2013. Net sales increased approximately $50 million for integrated warfare systems and sensors programs primarily due to increased deliveries for radar programs and increased volume and risk retirements for the Aegis program. The increase was offset by lower net sales of approximately $30 million for the settlements of contract cost matters on certain programs during the second quarter of 2013 (including a portion of the terminated presidential helicopter program) that were not repeated in 2014; and about $15 million for various other programs due to lower volume.

MST’s operating profit for the second quarter of 2014 decreased $90 million, or 33 percent, compared to the same period in 2013. The decrease was primarily attributable to lower operating profit of approximately $75 million due to the settlements of contract cost matters on certain programs during the second quarter of 2013 (including a portion of the terminated presidential helicopter program) that were not repeated in 2014; and about $50 million for reserves recorded on certain training and logistics solutions programs. The decreases were partially offset by higher operating profit of about $30 million due to increased risk retirements on MH-60 and combat systems programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $80 million lower for the second quarter of 2014 compared to the same period in 2013.

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Space Systems

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$1,848	$2,087	$3,707	$4,047
Operating profit	$248	$276	$502	$506
Operating margins	13.4%	13.2%	13.5%	12.5%

Space Systems’ net sales for the second quarter of 2014 decreased $239 million, or 11 percent, compared to the same period in 2013. The decrease was primarily attributable to lower net sales of about $205 million for government satellite programs due to lower volume (primarily Advanced Extremely High Frequency and Mobile User Objective System (MUOS)).

Space Systems’ operating profit for the second quarter of 2014 decreased $28 million, or 10 percent, compared to the same period in 2013. The decrease was primarily attributable to lower operating profit of approximately $30 million for government satellite programs due to lower risk retirements and volume (primarily Space Based Infrared System and MUOS). The decrease was partially offset by higher operating profit of about $10 million due to higher equity earnings and other program activities. Adjustments not related to volume, including net profit booking rate adjustments, were approximately $25 million lower for the second quarter of 2014 compared to the same period in 2013.

Total equity earnings (primarily ULA) recognized by Space Systems represented approximately $80 million, or 32 percent, of this business segment’s operating profit for the second quarter of 2014, compared to approximately $75 million, or 27 percent, for the second quarter of 2013.

Income Taxes

The Corporation’s effective income tax rates were 33.7% and 29.1% for the second quarter of 2014 and 2013, respectively. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The effective tax rate for the second quarter of 2014 was higher primarily due to tax reserve adjustments recorded in the second quarter of 2014 and the benefit of research and development tax credits recognized in the second quarter of 2013, which expired on Dec. 31, 2013 and, therefore, will not be recognized in 2014 unless and until legislation is enacted.

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About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 113,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation's net sales for 2013 were $45.4 billion.

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NEWS MEDIA CONTACT:	Gordon Johndroe, 301/897-6357
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Website: www.lockheedmartin.com

Conference Call Information

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. ET on July 22, 2014. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s website at: www.lockheedmartin.com/investor.

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions.  The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the availability of funding for the Corporation’s products and services both domestically and internationally due to general economic conditions, performance, cost, or other factors;
•	the Corporation’s dependence on U.S. Government contracts (e.g., the F-35 program);
•	changes in domestic and international customer priorities and requirements (including declining budgets resulting from general economic conditions; affordability initiatives; the potential for deferral or termination of awards; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration; U.S. Government operations under a future continuing resolution; or any future shutdown of U.S. Government operations) and the success of the Corporation’s strategy to mitigate some of these risks by focusing on expanding into adjacent markets close to the Corporation’s core capabilities and growing international sales;
•	the accuracy of the Corporation’s estimates and assumptions including those as to schedule, cost, technical, and performance issues under its contracts, cash flow, actual returns (or losses) on

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pension plan assets, movements in interest rates, and other changes that may affect pension plan assumptions;

•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, stock option exercises, or debt levels);
•	difficulties in developing and producing operationally advanced technology systems, cyber security or other security threats, information technology failures, natural disasters, public health crises or other disruptions;
•	the timing and customer acceptance of product deliveries;
•	materials availability and the performance of key suppliers, teammates, venture partners, subcontractors, and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards, export policy, changes in contracting policy and contract mix;
•	the future impact of acquisitions or divestitures, ventures, teaming arrangements, or internal reorganizations;
•	compliance with laws and regulations, the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts), and U.S. Government identification of deficiencies in the Corporation’s business systems;
•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;
•	the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services including difficulties associated with moving or consolidating operations; providing for the orderly transition of management; attracting and retaining key personnel or the transfer of critical knowledge to the extent the Corporation loses key personnel through wage competition, normal attrition (including retirement), and specific actions such as workforce reductions; and supply chain management; and
•	economic, business, and political conditions domestically and internationally (including potential impacts resulting from the continuing tension between the international community and Russia over Ukraine) and the Corporation’s increased reliance on securing international and adjacent business.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the SEC including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and its 2014 quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

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The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, the forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Net sales	$11,306	$11,408	$21,956	$22,478
Cost of sales	(9,965)	(10,184)	(19,244)	(20,213)
Gross profit	1,341	1,224	2,712	2,265
Other income, net	85	74	146	152
Operating profit	1,426	1,298	2,858	2,417
Interest expense	(85)	(88)	(171)	(180)
Other non-operating income (expense), net	-	1	2	(1)
Earnings before income taxes	1,341	1,211	2,689	2,236
Income tax expense	(452)	(352)	(867)	(616)
Net earnings	$889	$859	$1,822	$1,620
Effective tax rate	33.7%	29.1%	32.2%	27.5%

Earnings per common share
Basic	$2.81	$2.68	$5.73	$5.04
Diluted	$2.76	$2.64	$5.63	$4.97

Weighted average shares outstanding
Basic	316.8	320.8	318.0	321.2
Diluted	322.1	325.9	323.6	326.1

Common shares reported in stockholders' equity at end of period			315	319

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter, which was on June 29 for the second quarter of 2014 and June 30 for the second quarter of 2013, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended			Six Months Ended
	June 29, 2014	June 30, 2013	% Change	June 29, 2014	June 30, 2013	% Change
Net sales
Aeronautics	$3,855	$3,407	13%	$7,241	$6,593	10%
Information Systems & Global Solutions	1,941	2,101	(8)%	3,851	4,207	(8)%
Missiles and Fire Control	1,891	2,043	(7)%	3,758	4,031	(7)%
Mission Systems and Training	1,771	1,770	-%	3,399	3,600	(6)%
Space Systems	1,848	2,087	(11)%	3,707	4,047	(8)%
Total net sales	$11,306	$11,408	(1)%	$21,956	$22,478	(2)%

Operating profit
Aeronautics	$453	$407	11%	$846	$786	8%
Information Systems & Global Solutions	175	194	(10)%	349	383	(9)%
Missiles and Fire Control	345	381	(9)%	703	725	(3)%
Mission Systems and Training	185	275	(33)%	435	476	(9)%
Space Systems	248	276	(10)%	502	506	(1)%
Total business segment operating profit	1,406	1,533	(8)%	2,835	2,876	(1)%
Unallocated, net
FAS/CAS pension adjustment
FAS pension expense	(314)	(487)		(627)	(974)
Less: CAS cost	399	367		798	733
FAS/CAS pension income (expense)	85	(120)		171	(241)
Special item - severance charges	-	-		-	(30)
Stock-based compensation	(49)	(59)		(97)	(112)
Other, net	(16)	(56)		(51)	(76)
Total unallocated, net	20	(235)	N/M %	23	(459)	N/M %
Total consolidated operating profit	$1,426	$1,298	10%	$2,858	$2,417	18%

Operating margins
Aeronautics	11.8%	11.9%		11.7%	11.9%
Information Systems & Global Solutions	9.0%	9.2%		9.1%	9.1%
Missiles and Fire Control	18.2%	18.6%		18.7%	18.0%
Mission Systems and Training	10.4%	15.5%		12.8%	13.2%
Space Systems	13.4%	13.2%		13.5%	12.5%
Total business segment operating margins	12.4%	13.4%		12.9%	12.8%

Total consolidated operating margins	12.6%	11.4%		13.0%	10.8%

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Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	June 29, 2014	Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$3,436	$2,617
Receivables, net	6,434	5,834
Inventories, net	2,646	2,977
Deferred income taxes	1,153	1,088
Other current assets	494	813
Total current assets	14,163	13,329

Property, plant, and equipment, net	4,559	4,706
Goodwill	10,505	10,348
Deferred income taxes	3,113	2,850
Other noncurrent assets	4,910	4,955
Total assets	$37,250	$36,188

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,956	$1,397
Customer advances and amounts in excess of costs incurred	6,199	6,349
Salaries, benefits, and payroll taxes	1,813	1,809
Other current liabilities	2,179	1,565
Total current liabilities	12,147	11,120

Accrued pension liabilities	10,046	9,361
Other postretirement benefit liabilities	901	902
Long-term debt, net	6,169	6,152
Other noncurrent liabilities	3,668	3,735
Total liabilities	32,931	31,270

Stockholders' equity
Common stock, $1 par value per share	315	319
Additional paid-in capital	-	-
Retained earnings	13,988	14,200
Accumulated other comprehensive loss	(9,984)	(9,601)
Total stockholders' equity	4,319	4,918
Total liabilities and stockholders' equity	$37,250	$36,188

16

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Six Months Ended
	June 29, 2014	June 30, 2013

Operating activities
Net earnings	$1,822	$1,620
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	479	472
Stock-based compensation	97	112
Special item - severance charges	-	30
Changes in operating assets and liabilities
Receivables, net	(598)	(244)
Inventories, net	307	43
Accounts payable	557	5
Customer advances and amounts in excess of costs incurred	(160)	(120)
Postretirement benefit plans	125	236
Income taxes	311	569
Other, net	137	(15)
Net cash provided by operating activities[1]	3,077	2,708

Investing activities
Capital expenditures	(253)	(282)
Acquisitions of businesses and investments in affiliates	(172)	(63)
Other, net	(1)	6
Net cash used for investing activities	(426)	(339)

Financing activities
Repurchases of common stock	(1,230)	(926)
Proceeds from stock option exercises	223	389
Dividends paid	(865)	(742)
Repayments of long-term debt	-	(150)
Other, net	40	7
Net cash used for financing activities	(1,832)	(1,422)

Net change in cash and cash equivalents	819	947
Cash and cash equivalents at beginning of period	2,617	1,898
Cash and cash equivalents at end of period	$3,436	$2,845

[1]	The Corporation made contributions to its defined benefit pension trust of $515 million and $750 million during the second quarter of 2014 and 2013, respectively. Additionally, the Corporation made net tax payments of approximately $760 million during the second quarter of 2014 compared to about $680 million during the second quarter of 2013.

17

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2013	$319	$-	$14,200	$(9,601)	$4,918
Net earnings	-	-	1,822	-	1,822
Other comprehensive loss, net of tax [1]	-	-	-	(383)	(383)
Repurchases of common stock	(8)	(472)	(750)	-	(1,230)
Dividends declared [2]	-	-	(1,284)	-	(1,284)
Stock-based awards and ESOP activity	4	472	-	-	476
Balance at June 29, 2014	$315	$-	$13,988	$(9,984)	$4,319

[1]	The Corporation recognized a non-cash, after-tax decrease to stockholders’ equity of $735 million, as a result of the re-measurements of the assets and benefit obligations of substantially all of its defined benefit pension plans in the second quarter of 2014. This decrease primarily was due to incorporation of the new participant longevity assumptions (also known as mortality), a reduction in the discount rate from 4.75% at Dec. 31, 2013 to 4.25% at the re-measurement date and other assumptions, partially offset by the impact of amendments to freeze certain of the Corporation's defined benefit pension plans for non-union employees. Partially offsetting the re-measurement decrease, was an increase of $334 million related to the recognition of previously deferred amounts.

[2]	Represents dividends of $1.33 per share declared during each of the first and second quarters of 2014. Additionally, includes dividends of $1.33 per share declared in the second quarter of 2014 and payable in the third quarter of 2014.

18

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	June 29, 2014	Dec. 31, 2013
Aeronautics	$24,200	$28,000
Information Systems & Global Solutions	7,500	8,300
Missiles and Fire Control	13,400	15,000
Mission Systems and Training	11,600	10,800
Space Systems	21,100	20,500
Total backlog	$77,800	$82,600

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
F-16	4	4	8	7
F-35	6	12	14	12
C-130J	6	5	11	11
C-5	2	1	4	1

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